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                                                                   EXHIBIT 10.69

                              MODIFIED AND RESTATED
                                 PROMISSORY NOTE





U.S. $19,500,000                                               November 16, 1998



         FOR VALUE RECEIVED, the undersigned, CONSO INTERNATIONAL CORPORATION f/k/a, CONSO PRODUCTS COMPANY, a South Carolina corporation ("Conso"), and SIMPLICITY PATTERN CO., INC., a Delaware corporation ("Simplicity") (hereinafter Conso and Simplicity are sometimes collectively referred to as the "Borrowers"), jointly and severally promise to pay to the order of

         NATIONSBANK, N.A., a national banking association (the "Bank") at its office in Charlotte, North Carolina (or at such other place or places as the Bank may designate) the principal sum of up to

         NINETEEN MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $19,500,000) pursuant to the terms and conditions hereinafter set forth and the terms and conditions set forth in that certain Modified and Restated Loan Agreement, dated June 19, 1998, executed by and among the Borrowers and the Bank (the "Loan Agreement").

         Term Loan. The Bank has previously made a term loan of $20,000,000 to the Borrowers (the "Term Loan") the outstanding principal balance of which on the date hereof is $19,500,000.

         Principal. The outstanding principal balance of the Term Loan shall be repayable in 19 consecutive quarterly installments on the first day of each January, April, July and October commencing January 1, 1999. The first 18 of such installments shall each be in the principal amount of $500,000. The 19th and final of such installments due and payable on July 1, 2003 shall be in an amount equal to the remaining principal balance of the Term Loan.

         Interest. The outstanding principal balance of the Term Loan for each Interest Period shall bear interest at a rate equal to the Adjusted LIBOR Rate for such Interest Period plus 1.45% per annum. Accrued interest calculated at the foregoing rate shall be payable in arrears on the first day of each calendar quarter. Whenever a payment on this Note is stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day with interest accruing to the date of payment. Interest hereunder shall be computed on the basis of actual number of days elapsed over a year of 360 days. As used herein, "Interest Period" means the period from the date hereof through December 31, 1998 and each three month period


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commencing on January 1, 1999; provided, however, that each Interest Period which would otherwise end on a day which is not a business day shall end on the next succeeding business day unless such succeeding business day falls in the next calendar month and then in such case on the next preceding business day; "Adjusted LIBOR Rate" means for the respective Interest Period, a per annum interest rate offered by the Bank to the Borrower in accordance with the foregoing terms equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Bank to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rates at which deposits in U.S. dollars are offered to the Bank in the London interbank market in an amount substantially equal to the then outstanding principal balance hereunder and for a period equal to such Interest Period by (b) a percentage (expressed as a decimal fraction) equal to 100% minus maximum reserve requirements which may be applicable thereafter.

         Indemnification. The Borrower agrees to indemnify the Bank against all reasonable losses, expenses and liabilities sustained by the Bank on account of the Borrower making a prepayment prior to the last day of an Interest period. Subject to the foregoing, the Borrowers may prepay this Note in whole or in part at any time without any penalty whatsoever; provided, however, partial prepayments shall be applied to principal installments in the inverse order of maturities.

         Yield Indemnification. In the event the Bank shall determine (which determination shall be presumed correct absent evidence of error) that:

                  (i) Unavailability. On any date for determining the appropriate Adjusted LIBOR Rate for any Interest Period, that by reason of any changes arising on or after the date of this Note affecting the London interbank dollar market, dollar deposits in the principal amount requested are not generally available in the London interbank market or adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate then pricing based upon the Adjusted LIBOR Rate will not be available until such time as the Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist.

                  (ii) Increased Costs. At any time that the Bank shall incur increased costs or reductions in the amounts received or receivable hereunder because of any change since the date of this Note in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) including without limitation the imposition, modification or deemed applicability of any reserves, deposits or similar requirements as related to pricing based upon the Adjusted LIBOR Rate (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves to the extent included in the computation of the Adjusted LIBOR Rate), then the Borrower shall pay to the Bank promptly upon written demand therefor (which demand shall state the basis therefor), such additional amounts (in the



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         form of an increased rate of, or a different method of calculating, interest or otherwise as the Bank may determine in its reasonable discretion) as may be required to compensate the Bank for such increased costs or reductions in amounts receivable hereunder. Upon determining in good faith that any additional amounts will be payable pursuant to this subsection, the Bank will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts.

                  (iii) Illegality. At any time that the offering of interest rates based on the Adjusted LIBOR Rate has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impractical as a result of a contingency occurring after the date of this Note which materially and adversely affects the London interbank dollar market, then pricing based on the Adjusted LIBOR Rate will no longer be available.

         Payments. All payments made on this Note shall be in U.S. dollars. Amounts repaid may not be reborrowed.

         Events of Default. Upon the occurrence of an Event of Default under the Loan Agreement, (a) this Note and all other debts due the Bank by the Borrowers shall immediately become due and payable upon written notice to the Borrowers (except that in the case of any Event of Default relating to a bankruptcy petition filed by either Borrower, this Note and all other debts due the Bank shall become immediately due and payable without the necessity of demand or other action by the Bank) without the necessity of any other demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers, (b) the then remaining unpaid principal amount and accrued but unpaid interest shall bear interest at a per annum rate equal to the prime rate of NationsBank (as it changes from time to time) plus two percent (2%) until such principal and interest has been paid in full and (c) regardless of the adequacy of the collateral, the Bank shall have the right, immediately and without further action by it, to set-off against this Note all money owed by the Bank in any capacity to either Borrower, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto.

         No Waiver. No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall it preclude any other or further exercise thereof. The Borrowers assent to any one or more extensions or postponements of the time of payment or other indulgences, to any substitutions, exchanges or releases of collateral if at any time there is collateral available to the holder of this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.



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         Late Charge. Should any payment due hereunder be in default for more than fifteen (15) days, there may be imposed, to the extent permitted by law, a delinquency charge not to exceed four percent (4%) of such payment in default. In addition, at the option of the Bank, any accrued and unpaid interest, fees or charges may, for purposes of computing accruing interest on a daily basis after the due date for such interest fees or charges, be deemed to be a part of the principal balance thereof, and interest shall accrue on a daily compounded basis after such date at the rate provided for hereunder until the entire balance of principal and interest is paid in full.

         Notices. All notices and other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

                  (a)      If to the Borrowers:

                           c/o Conso Products Company
                           513 North Duncan Bypass
                           P.O. Box 326
                           Union, South Carolina  29379
                           Attn: Mr. J. Cary Findlay
                           Telephone: 864-427-9004
                           Telecopy:  864-427-8820

                           with a copy to:

                           Kennedy Covington Lobdell & Hickman, L.L.P.
                           NationsBank Corporate Center
                           Suite 4200
                           100 N. Tryon Street
                           Charlotte, North Carolina  28202-4006
                           Attn:  Sean M. Jones
                           Telephone:  (704) 331-7400
                           Telecopy:   (704) 331-7598

                  (b)      If to the Bank:

                           NationsBank, N.A.
                           NationsBank Plaza, NC1-002-03-10
                           Charlotte, North Carolina  28255
                           Attention:  William A. Serenius
                           Telephone:  (704) 386-8577
                           Telecopy:   (704) 386-1023



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         Attorneys' Fees. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrowers will pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

         Choice of Law. This Note shall be governed by and construed in accordance with, the laws of the State of North Carolina. In addition, the Borrowers hereby consent and submit to the jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina.

         Joint and Several Obligations. The obligations of the Borrowers hereunder shall be joint and several.

         Modification and Restatement. This Note modifies, restates and replaces that certain Promissory Note, dated June 19, 1998, executed by the Borrowers in favor of the Bank in the original principal amount of $20,000,000.



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         IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed under seal by its duly authorized officers as of the day and year first above written.

                                             CONSO INTERNATIONAL CORPORATION
                                             f/k/a CONSO PRODUCTS COMPANY

ATTEST:

By: /s/ Konstance J.K. Findlay               By: /s/ J. Cary Findlay

Title: Secretary                             Title: President

         (Corporate Seal)



                                             SIMPLICITY PATTERN CO., INC.

ATTEST:

By: /s/ Konstance J.K. Findlay               By: /s/ J. Cary Findlay

Title: Secretary                             Title: President

         (Corporate Seal)



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